Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ameri Holdings, Inc.

Princeton, New Jersey

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2017, relating to the audited condensed consolidated financial statements of Ameri Holdings, Inc., our report dated January 21, 2016, relating to the audited consolidated financial statements of Bellsoft, Inc., our report dated October 11, 2016, relating to the audited consolidated financial statements of DC&M Partners, L.L.C., and our report dated May 18, 2017, relating to the audited consolidated financial statements of ATCG Technology Solutions, Inc., each of which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ram Associates

Hamilton, NJ

October 26, 2017